 Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:16 PM 01/08/2019
FILED 03:16 PM 01/08/2019
SR 20190138607 - File Number 7228634

CERTIFICATE OF FORMATION

OF

REITless Impact Opportunity Zone Strategies LLC

(A Delaware Limited Liability Company)

First: The name of the limited liability company is: REITless Impact Opportunity Zone Strategies LLC

Second: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this January 08, 2019.

/s/ Michael J. Bell
Harvard Business Services, Inc., Authorized Person
By: Michael J. Bell, President